Exhibit 99.1

The Michaels Companies Announces First Quarter 2019 Results in Line with Previously Provided Guidance

  Comparable store sales decreased 2.9%
  Operating income of $92.7 million; adjusted operating income of $101.4 million
  Diluted EPS of $0.24; adjusted diluted EPS of $0.31
  Updates FY19 Guidance to reflect 25% tariffs

IRVING, Texas--(BUSINESS WIRE)--June 6, 2019--The Michaels Companies, Inc. (NASDAQ: MIK) today reported diluted earnings per share for the first quarter of fiscal 2019 of $0.24, or $0.31 per adjusted diluted share excluding a charge associated with closing the Pat Catan’s stores, costs related to the departure of the Company’s former Chief Executive Officer (“CEO”), and a write-off of an investment in a liquidated business. This compares to diluted earnings per share for the first quarter of fiscal 2018 of $0.15, or $0.39 per adjusted diluted share excluding a charge associated with the restructure of Aaron Brothers and adjustments related to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“While our first quarter results were within our range of expectations for the quarter, we are not satisfied and are taking steps to improve our performance,” said Mark Cosby, Interim CEO. “Our team is focused on improving our current sales trend, executing against our key priorities to build momentum in the second half of fiscal 2019, and refreshing our long-term growth strategy to deliver stronger growth in 2020 and beyond.”

First Quarter Highlights

Net sales were $1,093.7 million compared to $1,155.5 million in the first quarter of fiscal 2018. The decrease in net sales was primarily due to the closure of the Pat Catan’s and the Aaron Brothers stores during fiscal 2018 and a decline in comparable stores sales. Comparable store sales decreased 2.9% due to a decrease in customer transactions partially offset by an increase in average ticket. The net sales decrease was partially offset by sales from the operation of 17 additional Michaels stores (net of closures) during the quarter. During the first quarter, the Company opened four new Michaels stores, closed two Michaels stores, and relocated seven Michaels stores. At the end of the first quarter of fiscal 2019, the Company operated 1,260 Michaels stores.

Gross profit was 38.2% of net sales in the first quarter of fiscal 2019 compared to 39.5% in the first quarter of fiscal 2018. The 130 basis point decrease was primarily due to higher distribution related costs, occupancy cost deleverage and a change in sales mix. The decrease was partially offset by benefits from our ongoing sourcing initiatives and a decrease in promotional activity.

Selling, general and administrative including store pre-opening costs and restructure charges (“SG&A”) was $324.9 million in the first quarter of fiscal 2019 compared to $377.6 million in the first quarter of fiscal 2018. The $52.7 million decrease in SG&A was primarily due to a $47.5 million restructure charge in the first quarter of fiscal 2018 and a decrease in expenses related to the closure of our Pat Catan’s stores and Aaron Brothers stores during fiscal 2018. The decrease was partially offset by $5.6 million of expenses related to the departure of the former CEO.

Operating income was $92.7 million compared to $78.9 million in the first quarter of fiscal 2018. Excluding the restructure charge associated with the closing of the Pat Catan’s stores and costs associated with the departure of the Company’s former CEO, adjusted operating income for the first quarter of fiscal 2019 was $101.4 million. This compares to adjusted operating income in the first quarter of fiscal 2018 of $126.1 million, excluding the $47.5 million restructure charge and $0.3 million of operating profit from Aaron Brothers operations prior to closure.

Interest expense increased $2.8 million to $37.4 million, from $34.6 million in the first quarter of fiscal 2018, due to higher LIBOR rates associated with the Company’s variable rate Amended and Restated Term Loan Credit Facility and settlement payments associated with the Company’s interest rate swaps.

Other expense increased $4.8 million to $3.1 million from other income of $1.7 million in the first quarter of fiscal 2018. The increase in other expense was due to a $5.0 million charge related to a write-off of an investment in a liquidated business.

The effective tax rate was 27.9%, compared to 41.6% in the first quarter of fiscal 2018. The effective tax rate was lower primarily due to an $8.1 million charge in the first quarter of fiscal 2018 related to repatriation taxes for accumulated earnings of foreign subsidiaries resulting from the enactment of the Tax Act. The decrease was partially offset by $1.8 million of tax expense in fiscal 2019 primarily related to the vesting of restricted shares.

Net income was $37.7 million, compared to $26.9 million in the first quarter of fiscal 2018. Excluding the restructure charge associated with the closing of the Pat Catan’s stores, costs associated with the departure of the Company’s former CEO, and a write-off of an investment in a liquidated business, adjusted net income for the first quarter of fiscal 2019 was $49.0 million. This compares to adjusted net income for the first quarter of fiscal 2018 of $70.9 million, excluding the restructure charge associated with the closing of the Aaron Brother’s stores (net of income from Aaron Brothers operations prior to closure) and adjustments related to the Tax Act.

Total merchandise inventory at the end of the first quarter decreased 1.8% to $1,101.7 million compared to $1,121.6 million at the end of the first quarter of fiscal 2018 primarily related to closing the Pat Catan’s stores. Average Michaels inventory on a per store basis, inclusive of distribution centers, inventory in-transit and inventory for the Company’s e-commerce site, increased 1.0% to $822,000 compared to $814,000 at the end of the first quarter of fiscal 2018.

Second Quarter and Fiscal Year 2019 Outlook:

The Company’s guidance for fiscal 2019 excludes any restructure charges related to the Pat Catan’s store closures, any expenses associated with the transition of the Company’s former CEO, and a write-off of an investment in a liquidated business.

For fiscal 2019, the Company expects:

  net sales will be between $5.19 billion and $5.24 billion;
  comparable store sales to increase between 0% and 1%;
  to open net 20 new Michaels stores, inclusive of up to 12 Pat Catan’s stores the Company plans to rebrand and reopen, and relocate 13 Michaels stores;
  adjusted operating income will be in the range of $625 million to $650 million which now reflects a 25% tariff rate;
  interest expense will be approximately $153 million;
  the effective tax rate will be between 23% and 24%;
  adjusted diluted earnings per share will be between $2.29 and $2.41, based on diluted weighted average shares of approximately 158 million; and
  capital expenditures will be approximately $135 million.

For the second quarter of fiscal 2019, the Company expects:

  comparable store sales to be flat to down 1.5%;
  to open net one new Michaels store and relocate two Michaels stores;
  adjusted operating income will be between $65 million and $70 million;
  net interest expense will be approximately $38 million;
  the effective tax rate will be approximately 20%; and
  adjusted diluted earnings per common share will be between $0.13 and $0.16, based on diluted weighted average common shares of 158 million.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, June 6, 2019, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10130926. Callers who pre-register will be given a phone number and a unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until June 20, 2019, by dialing (877) 344-7529 or (412) 317-0088, access code 10130926.

Non-GAAP Information

This press release includes non-GAAP measures including operating income excluding restructure charges (net of income from Aaron Brothers operations) and CEO transition costs (“Adjusted operating income”); net income excluding restructure charges (net of income from Aaron Brothers operations), net of related income taxes, CEO transition costs, net of related income taxes, write-off of an investment in a liquidated business, net of related income taxes, and adjustments related to the Tax Act (“Adjusted net income”); and diluted earnings per share excluding restructure charges (net of income from Aaron Brothers operations), net of related income taxes, CEO transition costs, net of related income taxes, write-off of an investment in a liquidated business, net of related income taxes, and adjustments related to the Tax Act (“Adjusted diluted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2019 diluted earnings per share and actual results on a comparable basis with its quarterly and fiscal 2018 results.

This press release also includes expected operating income excluding an estimated range for a restructure charge related to the Pat Catan’s store closures, expenses related to the transition of the Company’s CEO in the first quarter of fiscal 2019 and a write-off of an investment in a liquidated business (“Adjusted operating income”) and expected diluted earnings per share excluding an estimated range for a restructure benefit related to the Pat Catan’s store closures, net of related income taxes, expenses related to the transition of the Company’s CEO in the first quarter of fiscal 2019 and a write-off of an investment in a liquidated business, net of related income taxes (“Adjusted diluted earnings per share”), which are non-GAAP measures. The Company does not provide an expected GAAP operating income range or an expected GAAP diluted earnings per share range or a reconciliation of Adjusted operating income or Adjusted diluted earnings per share range with a GAAP diluted earnings per share range because, without unreasonable effort, the Company is unable to predict with reasonable certainty the precise amount or timing of the recognition of expenses associated with the closing activity and the transition of the Company’s CEO. These items are uncertain, depend on various factors, and could have a material impact on GAAP diluted earnings per share in future periods.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,250 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended
	May 4,	May 5,
(in thousands, except per share data)	2019	2018
Net sales	$1,093,720	$1,155,511
Cost of sales and occupancy expense	676,080	698,948
Gross profit	417,640	456,563
Selling, general and administrative	320,597	328,617
Restructure charges	3,087	47,498
Store pre-opening costs	1,226	1,505
Operating income	92,730	78,943
Interest expense	37,359	34,594
Other expense (income), net	3,105	(1,693)
Income before income taxes	52,266	46,042
Income taxes	14,575	19,157
Net income	$37,691	$26,885

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(4,826)	(7,053)
Comprehensive income	$32,865	$19,832

Earnings per common share:
Basic	$0.24	$0.15
Diluted	$0.24	$0.15
Weighted-average common shares outstanding:
Basic	157,749	181,523
Diluted	157,861	182,652

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	13 Weeks Ended
	May 4,	May 5,
	2019	2018
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	61.8	60.5
Gross profit	38.2	39.5
Selling, general and administrative	29.3	28.4
Restructure charges	0.3	4.1
Store pre-opening costs	0.1	0.1
Operating income	8.5	6.8
Interest expense	3.4	3.0
Other expense (income), net	0.3	(0.1)
Income before income taxes	4.8	4.0
Income taxes	1.3	1.7
Net income	3.4%	2.3%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	May 4,	February 2,	May 5,
(in thousands, except per share data)	2019	2019	2018
ASSETS
Current Assets:
Cash and equivalents	$246,727	$245,887	$422,454
Merchandise inventories	1,101,729	1,108,715	1,121,563
Prepaid expenses and other	65,304	98,659	108,481
Accounts receivable, net	32,203	57,328	30,033
Income taxes receivable	4,020	4,935	2,818
Total current assets	1,449,983	1,515,524	1,685,349
Property and equipment, at cost	1,676,751	1,656,098	1,569,720
Less accumulated depreciation and amortization	(1,242,869)	(1,217,021)	(1,144,815)
Property and equipment, net	433,882	439,077	424,905
Operating lease assets	1,613,719	—	—
Goodwill	112,069	112,069	119,074
Other intangible assets, net	16,960	17,238	21,376
Deferred income taxes	25,577	25,005	33,338
Other assets	27,068	19,423	29,496
Total assets	$3,679,258	$2,128,336	$2,313,538

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$406,947	$485,004	$449,687
Accrued liabilities and other	354,398	378,742	384,630
Current portion of operating lease liabilities	300,489	—	—
Current portion of long-term debt	24,900	24,900	24,900
Income taxes payable	55,339	43,907	82,219
Total current liabilities	1,142,073	932,553	941,436
Long-term debt	2,675,602	2,681,000	2,696,408
Operating lease liabilities	1,380,175	—	—
Other liabilities	68,766	140,978	159,615
Total liabilities	5,266,616	3,754,531	3,797,459

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 158,126 shares issued and outstanding at May 4, 2019; 157,774 shares issued and outstanding at February 2, 2019; and 182,055 shares issued and outstanding at May 5, 2018	10,620	10,594	12,225
Additional paid-in-capital	11,900	5,954	27,463
Accumulated deficit	(1,590,494)	(1,628,185)	(1,512,896)
Accumulated other comprehensive loss	(19,384)	(14,558)	(10,713)
Total stockholders’ deficit	(1,587,358)	(1,626,195)	(1,483,921)
Total liabilities and stockholders’ deficit	$3,679,258	$2,128,336	$2,313,538

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	13 Weeks Ended
	May 4,	May 5,
(in thousands)	2019	2018
Cash flows from operating activities:
Net income	$37,691	$26,885
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of operating lease assets	81,371	—
Depreciation and amortization	31,489	29,458
Share-based compensation	7,251	6,969
Debt issuance costs amortization	1,237	1,274
Loss on write-off of investment	5,036	—
Accretion of long-term debt, net	(130)	(126)
Restructure charges	3,087	47,498
Deferred income taxes	140	2,580
Changes in assets and liabilities:
Merchandise inventories	6,966	(18,755)
Prepaid expenses and other	(6,412)	1,523
Accounts receivable	23,705	(4,892)
Other assets	(12,964)	(842)
Operating lease liabilities	(56,843)	—
Accounts payable	(81,237)	(46,639)
Accrued interest	7,706	8,325
Accrued liabilities and other	(25,611)	(35,356)
Income taxes	12,318	11,689
Other liabilities	(1,002)	2,912
Net cash provided by operating activities	33,798	32,503

Cash flows from investing activities:
Additions to property and equipment	(25,101)	(27,824)
Net cash used in investing activities	(25,101)	(27,824)

Cash flows from financing activities:
Common stock repurchased	(2,172)	(2,119)
Payments on term loan credit facility	(6,225)	(6,225)
Payment of dividends	—	(317)
Proceeds from stock options exercised	540	540
Net cash used in financing activities	(7,857)	(8,121)

Net change in cash and equivalents	840	(3,442)
Cash and equivalents at beginning of period	245,887	425,896
Cash and equivalents at end of period	$246,727	$422,454

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended
	May 4,	May 5,
(in thousands)	2019	2018
Net cash provided by operating activities	$33,798	$32,503
Amortization of operating lease assets	(81,371)	—
Depreciation and amortization	(31,489)	(29,458)
Share-based compensation	(7,251)	(6,969)
Debt issuance costs amortization	(1,237)	(1,274)
Loss on write-off of investment	(5,036)	—
Accretion of long-term debt, net	130	126
Restructure charges	(3,087)	(47,498)
Deferred income taxes	(140)	(2,580)
Changes in assets and liabilities	133,374	82,035
Net income	37,691	26,885
Interest expense	37,359	34,594
Income taxes	14,575	19,157
Depreciation and amortization	31,489	29,458
Interest income	(811)	(1,406)
EBITDA	120,303	108,688
Adjustments:
Share-based compensation	7,251	6,969
Restructure charges	3,087	47,498
Severance costs	8,111	902
Store pre-opening costs	1,226	1,505
Store remodel costs	66	515
Foreign currency transaction gains	(74)	(570)
Store closing costs	(821)	1,062
Other(1)	964	725
Adjusted EBITDA	$140,113	$167,294

(1)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign and sign-on bonuses.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended
	May 4,	May 5,
(In thousands, except per share)	2019	2018
Operating income	$92,730	$78,943
Restructure charges and other (a)	3,087	47,195
CEO severance costs	5,569	—
Adjusted operating income	$101,386	$126,138

Net income	$37,691	$26,885
Restructure charges and other (a)	3,087	47,195
CEO severance costs	5,569	—
Write-off of investment (b)	5,036	—
Tax adjustment for above items (c)	(2,390)	(11,327)
The Tax Act - adjustments for repatriation taxes (d)	—	8,107
Adjusted net income	$48,993	$70,860

Earnings per common share, diluted	$0.24	$0.15
Restructure charges and other (a)	0.02	0.26
CEO severance costs	0.04	—
Write-off of investment (b)	0.03	—
Tax adjustment for above items (c)	(0.02)	(0.06)
The Tax Act - adjustments for repatriation taxes (d)	—	0.04
Adjusted earnings per common share, diluted	$0.31	$0.39

(a)

Fiscal 2019 excludes charges related to the closure of our 36 Pat Catan's stores and Fiscal 2018 excludes charges related to the closure of our 94 full-size Aaron Brothers stores and $0.3 million of operating income from the operation of Aaron Brothers (prior to closing).

(b)	Excludes the write-off of an investment in a liquidated business.

(c)	Adjusts for the tax impact of the restructure charges, severance charges related to the departure of the Company's former CEO and the write-off of an investment in a liquidated business.

(d)	Excludes adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries resulting from the enactment of the Tax Act.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended
	May 4,	May 5,
	2019	2018
Michaels stores:
Open at beginning of period	1,258	1,238
New stores	4	6
Relocated stores opened	7	9
Closed stores	(2)	(1)
Relocated stores closed	(7)	(9)
Open at end of period	1,260	1,243

Aaron Brothers stores:
Open at beginning of period	—	97
Closed stores	—	(94)
Open at end of period	—	3

Pat Catan's stores:
Open at beginning and end of period	—	36

Total store count at end of period	1,260	1,282

Other Operating Data:
Average inventory per Michaels store (in thousands)	$822	$814
Comparable store sales	(2.9)%	0.4%
Comparable store sales, at constant currency	(2.5)%	—

CONTACT:
Investor Contact:
Elaine Locke
972.409.1424
Locker1@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young
203.682.8200
Michaels@icrinc.com